Exhibit 99.1
Lennox International Completes Conversion of 6.25% Convertible
Subordinated Notes due 2009
(DALLAS, October 10, 2005)— Lennox International Inc. (NYSE: LII) announced that all of the Company’s outstanding 6.25% Convertible Subordinated Notes due 2009 have been tendered for conversion. As previously announced, LII issued a notice to redeem the notes on September 7, 2005, at which time there was $143.75 million aggregate principal amount of notes outstanding. The tendered notes have been converted into approximately 7.95 million shares of LII common stock.
Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: http://www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see Lennox’ publicly available filings with the Securities and Exchange Commission. Lennox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.